UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2016

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36270	32-0414408
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Elm St. Suite #800 Dallas, Texas		75201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 634-1110

n/a

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment to the Board of Directors of Scott Powell

On September 14, 2016, the Board of Santander Consumer USA Holdings Inc. (the “Company”) appointed Scott Powell as a director. Mr. Powell’s term will expire at the 2017 annual meeting of stockholders, and Mr. Powell will hold office for the remainder of his term or until his successor is elected and qualified.

Mr. Powell has served as the Chief Executive Officer and a director of Santander Holdings USA, Inc. since March 2015, and he is a member of Santander Holdings USA, Inc.’s Board Executive Committee. He has also served as Chief Executive Officer and a director of Santander Bank, N.A. since July 2015, and he is a member of Santander Bank, N.A.’s Board Executive Committee.

Previously, Mr. Powell held numerous management roles at JPMorgan Chase & Co. and its predecessor Bank One Corporation, including Head of Banking and Consumer Lending Operations, Chief Executive Officer of Consumer Banking and Retail Investments, Head of Consumer Lending, and Chief Risk Officer, Consumer. He also spent 14 years at Citigroup and its predecessors in senior risk management positions. Most recently before joining Santander, Mr. Powell was Executive Chairman of National Flood Services Inc.

Mr. Powell is a director of the Phipps Houses and The End Fund in New York City.

Mr. Powell graduated from the University of Minnesota and received an MBA from the University of Maryland.

The Board has determined that Mr. Powell is not “independent” within the meaning of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the applicable New York Stock Exchange listing standards. There is no agreement or understanding between Mr. Powell and any other person pursuant to which he was elected to the Board. Mr. Powell is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Resignation of Jennifer Davis as Deputy Chief Financial Officer

On September 15, 2016, Jennifer Davis submitted her resignation as Deputy Chief Financial Officer of the Company, effective as of December 31, 2016 (the “Termination Date”). Ms. Davis served as Interim Chief Financial Officer from July to December 2015 and was a “named executive officer” of the Company for the fiscal year ended December 31, 2015.

In connection with her resignation, on September 15, 2016, Ms. Davis entered into a Separation Agreement with Santander Consumer USA Inc., a wholly-owned subsidiary of the Company, and the Company (the “Agreement”). The Agreement provides, among other things, that Ms. Davis’s employment will terminate effective on the Termination Date. The Agreement also provides that Ms. Davis will receive a separation payment equal to (i) $275,000, which is the equivalent of twelve months of Ms. Davis’s current base salary, and (ii) twelve months of Consolidated Omnibus Budget Reconciliation Act of 1985 premiums based on the terms of Ms. Davis’s coverage, as of the Termination Date, under the Company’s group health plan (together, the “Separation Payment”). The Separation Payment will be paid to Ms. Davis in four equal quarterly installments. The Agreement further provides that Ms. Davis’s resignation will be treated as a termination by the Company “without Cause” for purposes of any Company incentive awards.

The foregoing summary of the terms of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated September 15, 2016, by and among Jennifer Davis, Santander Consumer USA Holdings Inc. and Santander Consumer USA Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER CONSUMER USA HOLDINGS INC.

Dated: September 16, 2016

	By:	/s/ Christopher Pfirrman
	Name:	Christopher Pfirrman
	Title:	Senior Chief Legal Officer